Exhibit 10.1

EXECUTION COPY

RETIREMENT AGREEMENT AND GENERAL RELEASE

THIS RETIREMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is entered into as of November 8, 2017 by and between Michael T. Strianese (hereinafter “Executive”), on the one hand, and L3 Technologies, Inc. (“L3”), on the other hand (Executive and L3 are sometimes collectively referred to as the “Parties”).

W I T N E S S E T H :

WHEREAS, Executive and L3 have come to an agreement regarding Executive’s retirement from L3;

WHEREAS, the Parties understand and agree that neither the making of this  Agreement, nor anything contained herein, shall, in any way, be construed or considered to be an admission by L3 or Executive of wrongdoing or noncompliance with any federal, state, or local statute, public policy, tort law, contract law, common law or of any other civil wrongdoing whatsoever.

NOW, THEREFORE, IT IS AGREED BY THE PARTIES THAT:

1.
Subject to Paragraph 6, below, Executive’s employment with L3 shall continue through, and terminate at the conclusion of L3’s 2018 Annual Meeting of Shareholders (such date, the “Retirement Date”), as follows:

a.	Between the date hereof and December 31, 2017 (the “CEO Continuation Period”), Executive shall remain employed by L3 as its Chairman and Chief Executive Officer.

b.
Effective as of December 31, 2017, Executive shall resign as L3’s Chief Executive Officer, but shall continue to serve as Executive Chairman and a director of L3 as described in Paragraph 1.c. below.  Executive shall resign from all other officer and director positions with L3’s affiliates effective December 31, 2017.

c.
Executive shall remain employed by L3 as Executive Chairman and (subject to applicable law and L3’s charter and bylaws) shall continue to serve as a member of L3’s Board of Directors from January 1, 2018 through the conclusion of L3’s 2018 Annual Meeting of Shareholders (the “Chairman Continuation Period”), which is expected to be held on May 8, 2018, at which point Executive’s term of office as a director and his employment with L3 shall cease.

d.
During the Chairman Continuation Period, Executive shall not, with respect to third parties, act on behalf of or otherwise represent L3 except as specifically directed by L3’s then serving Chief Executive Officer or L3’s Board of Directors.

2.
On or before the Retirement Date, Executive shall be paid for all unpaid wages and all accrued but unused vacation to which Executive is entitled through the Retirement Date, less withholding taxes and any other deductions required by law.

3.
On the Retirement Date (or on such earlier date as may be required pursuant to the terms of the applicable employee benefit plan or this Agreement), Executive’s participation as an employee in L3 benefit plans (including, without limitation, L3’s regular and supplemental pension plans, savings plans, deferred compensation plans, Management Incentive Bonus (“MIB”) and short and long-term cash or equity-based incentive plans) shall cease, subject to any post-termination benefit rights that Executive may have under such plans and in accordance with their terms.  In addition, Executive’s employee participation in L3 health, disability and life insurance benefit plans shall cease as of the Retirement Date, subject to any post-termination benefit rights that may exist under such plans and in accordance with their terms. Executive will receive, under separate cover, information regarding Executive’s entitlement to benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

4.
On the Retirement Date, or on an earlier date if so directed by L3 upon two weeks’ written notice (or promptly following any termination for “Cause” as described below), Executive shall return to L3 all of its property, equipment, credit cards, documents and records, including materials generated or collected by Executive during the course of Executive’s employment and including Confidential Information (as defined in Paragraph 9, below), all of which are the property of L3.

5.
Executive agrees to execute General Releases in the forms attached hereto as Exhibits A and B which shall release L3 (including any successors and assigns, subsidiaries, affiliates, related entities,  and their respective officers, directors, stockholders, employees, benefit plan administrators and trustees,  attorneys, insurers, representatives, affiliates, collectively, the “Released Parties”) from any and all claims as set forth therein.

6.
In consideration for Executive’s execution and non-revocation of the General Release attached hereto as Exhibit A, and the other duties and obligations set forth in this Agreement, L3 agrees to the following:

a.
L3 agrees to continue Executive’s employment through the end of the CEO Continuation Period, under the terms set forth herein, and L3 will not separate Executive from employment prior to the end of such period other than for “Cause” as defined in the agreement governing the restricted stock units issued to Executive on February 21, 2017 (the “2017 RSU Agreement”).  During the CEO Continuation Period L3 will continue paying Executive’s regular base salary payments (paid at the rate of $1,390,000 per annum, (less applicable withholdings and deductions) and Executive shall receive an annual incentive award in respect of fiscal 2017, based on his current target bonus opportunity of 165% of base salary (or $2,293,500) and actual performance in respect of fiscal 2017, subject to the terms of L3’s 2012 Cash Incentive Plan, and L3 will continue providing Executive with executive-level benefits provided to L3’s named executive officers generally, and all other CEO-level benefits, in each case, as in effect from time to time.

b.
L3 shall directly pay for reasonable attorney’s fees incurred by Executive in connection with his review of this Agreement, up to a maximum of $5,000.  This payment will be made within 30 days following the presentation by Executive to L3 of an invoice from the attorney, which invoice shall be presented within 60 days following the Effective Date of this Agreement.

In consideration for Executive’s execution and non-revocation of the General Release attached hereto as Exhibit B during the twenty-one (21) day period ending January 31, 2018, and the other duties and obligations set forth in this Agreement, including without limitation Executive’s continued service as Executive Chairman during the Chairman Continuation Period, L3 agrees to the following:

c.
L3 agrees to continue Executive’s employment during the Chairman Continuation Period and will not separate Executive from employment prior to the end of such period other than for Cause.  During the Chairman Continuation Period L3 will pay Executive a base salary at the reduced rate of $695,000 per annum (prorated for partial periods, less applicable withholdings and deductions) and Executive shall receive an annual incentive award in respect of fiscal 2018, based on a target bonus opportunity of 165% of his actual base salary earned during the Chairman Continuation Period and actual performance in respect of fiscal 2018, subject to the terms of L3’s 2012 Cash Incentive Plan, and L3 will continue providing Executive with (1) the executive-level benefits provided to L3’s named executive officers generally from time to time and (2) a car and security driver consistent with prior practice.

For the avoidance of doubt, all of Executive’s outstanding long-term incentive awards will continue to vest in accordance with their terms for the duration of Executive’s continued employment as Executive Chairman in accordance with the terms of this Agreement.  Executive’s contemplated retirement in accordance with the terms of this Agreement upon the Retirement Date will constitute (i) a “retirement” within the meaning of the 2017 RSU Agreement, (ii) a “qualified retirement” within the meaning of Executive’s Nonqualified Stock Option Agreement dated as of February 21, 2017, and (iii) a “Retirement” that constitutes a “Qualified Separation” within the meaning of Executive’s Performance Unit Agreement dated as of February 21, 2017 and Executive’s Performance Cash Award Agreement dated as of February 21, 2017.  Any of Executive’s long-term incentive awards which do not vest prior to his last day of employment with L3 or pursuant to the preceding sentence will be forfeited in accordance with their terms.

7.
Section 409A.  All payments to Executive that are described in this Agreement are subject to applicable withholding taxes.  In addition, each payment shall be designated as a “separate payment” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and will be made subject to compliance with Section 409A.  Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s “separation from service” within the meaning of Section 409A of the Code (which, for the avoidance of doubt, is anticipated to occur upon the Retirement Date),  Executive is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder or payable under any other compensatory arrangement between Executive and L3 or any of its affiliates as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then L3 will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s separation from service (or the earliest date as is permitted under Section 409A of the Code), at which point all payments deferred pursuant to this Paragraph 7 shall be paid to Executive in a lump sum, and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner that does not cause such an accelerated or additional tax.  Additionally, nothing under this Agreement shall be deemed to change the scheduled payment date(s) of any deferred compensation subject to Section 409A of the Code to the extent that such a change in payment date would be impermissible under Section 409A of the Code.

8.
No Claims Filed. With the exception of any of claims, complaints or communications described in Paragraph 9.d. of this Agreement,  Executive represents that Executive has not instituted any action,  charge, arbitration or any similar proceeding against L3 or the Released Parties based upon any conduct up to and including the date of this Agreement, except as otherwise disclosed to L3 at or prior to the date hereof.

9.	Confidential Information.

a.
As a result of the position which Executive occupied, and the confidence placed in Executive, Executive was entrusted with and had access to Confidential Information (defined below), in order for Executive to carry out Executive’s responsibilities.  Executive acknowledges that any Confidential Information of L3 derives independent value from not being readily known to or ascertainable by proper means by others who may obtain value from its disclosure or use.  Executive agrees that Confidential Information is the sole property of L3 and Executive agrees that Executive will not use or disclose Confidential Information or share, communicate or provide access to any Confidential Information to any other person, except as provided in Paragraph 9.d. below.  Except as otherwise may be permitted herein, Executive further agrees that any such use or disclosure will constitute a misappropriation of Confidential Information of L3 and a violation of this Agreement.

b.
“Confidential Information” means any non-public, confidential or personal information or materials in any media (including oral, written, electronic or digital) relating to L3 and its directors, officers, affiliates, or employees, or relating to L3 or its affiliates’ past, current or future businesses, activities, finances, personnel, transactions, assets, legal matters and matters related to L3’s ethics program (including without limitation complaints, investigations, reports and responses).  Confidential Information includes, but is not limited to, any trade secrets, formulas, devices, inventions, methods, techniques or processes, compilations of information, records and specifications that are owned or licensed by L3 and used in the operation of L3’s business and any other information of L3 relating to its services and products (offered or to be offered), research, development, marketing, pricing, clients and prospective clients, business methods, strategies, business or marketing plans, financial data, profit plans, know-how, minutes of meetings, notes, instructions, correspondence, personnel information and capabilities, policies or prospects.  Confidential Information does not include any information that is or becomes generally known to the public or industry, other than due to the fault of Executive.

c.	Confidential Information also includes any legally privileged information of L3, including without limitation attorney work product, attorney-client communications and legal strategies.

d.
Notwithstanding anything to the contrary herein or in any L3 compliance policy, nothing shall prohibit Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosure relating thereto to any such Governmental Entity, that are protected under the whistleblower provisions of any such law or regulation provided that in each case (i) such communications and disclosures are consistent with applicable law and made in good faith and (ii) the information subject to such disclosure was not obtained by Executive through a communication that was subject to the attorney-client privilege, unless such disclosure of that information would otherwise be permitted by an attorney pursuant to 17 CFR 205.3(d)(2), applicable state attorney conduct rules, or otherwise.  Moreover, Executive does not need the prior authorization of (or to give prior notice to) L3 regarding any such communication or disclosure.  With respect to any such matters that arise out of the alleged violation of  employment discrimination or other employment laws, Executive agrees that Executive shall not seek or accept any award, damages, equitable relief, recovery or settlement  from any source or proceeding pertaining to Executive’s  employment with L3, Executive’s retirement from employment with L3, or otherwise.

e.
Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

f.
Notwithstanding the foregoing, L3 intends to fully preserve the attorney-client privilege, work product protection and any other privilege or similar protection belonging to L3, and nothing contained in this Agreement shall be construed as a waiver by L3 of its attorney-client privilege or work product protection or any other privilege or protection belonging to L3.  Executive understands and acknowledges Executive’s continuing obligation to maintain such privilege.

10.
Non-Disparagement.  Subject to Paragraph 9.d. above, Executive agrees that Executive will not, directly or indirectly, communicate with any person or entity, including, without limitation, any of L3's creditors, customers, suppliers, officers, licensees, business partners or employees, or any member of the press or other media, about any aspect of the business, prospects, operations, or financial condition of L3 or the Released Parties, nor publish or make any statements regarding L3 or the Released Parties, in each case, that may in any way, directly or indirectly, criticize or malign the business or reputation of L3 or the Released Parties.  L3 agrees that it will not in any press release make any statements that criticize or malign the business or reputation of Executive.  Additionally, L3 agrees that it will instruct its current directors and executive officers (as defined in Rule 3b‑7 of the Exchange Act of 1934) not to, directly or indirectly, communicate with any person or entity, including without limitation, any of L3’s creditors, customers, suppliers, officers, licensees, business partners or employees, or any member of the press or other media about Executive in a manner that is critical or maligns the business or reputation of Executive, nor publish or make any statements critical of the Executive or that malign the business or reputation of Executive.  Notwithstanding the foregoing, nothing herein shall in any way prohibit or limit Executive, L3 or its directors or executive officers from providing truthful information in connection with any court proceeding, investigation by or proceeding before any law enforcement or governmental agency or regulatory or governing body, or as required by law.

11.
Non-Solicitation of Employees.  Executive agrees that from the date hereof and continuing for 24 months following the Retirement Date, Executive shall not, without the prior written consent of L3, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, on Executive’s own behalf or on behalf of any person, firm or company, solicit or offer employment to any person who is or has been employed by L3 at any time during the one-year period immediately preceding such solicitation.

12.	Non-Solicitation of Customers or Clients. Executive shall not, directly or indirectly, for 24 months after the Retirement Date:

a.
solicit orders for any products or services offered by L3 during the two-year period prior to the Retirement Date from any customers or clients of L3 with whom Executive or employees reporting to Executive dealt or obtained Confidential Information about during the two-year period prior to the Retirement Date; or

b.
induce or attempt to induce any customers or clients of L3 with whom Executive or employees reporting to Executive dealt or obtained Confidential Information about during the two-year period prior to the Retirement Date to terminate or otherwise adversely affect such customer’s or client’s relationship with L3.

13.
Non-Competition.  Executive shall not, directly or indirectly and in any capacity, for the period of 12 months after the Retirement Date, own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, any business or enterprise that (i) involves the use of Confidential Information pertaining to L3, (ii) is a competitor of L3 (as determined based on any products or services provided by, or to be provided by, the business operations of L3 that exist or are planned as of the date of this Agreement), or (iii) is owned or operated by a competitor of L3, directly or through an affiliated or subsidiary organization.  This Paragraph is not intended to prohibit (a) the ownership by Executive of not more than 5 percent of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities and Exchange Act of 1934, provided that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes part in its business, other than exercising rights as a shareholder, or seeks to do any of the foregoing, or (b) service as a member of a Board of Directors (or similar governing body) of a company, provided that Executive has obtained in advance the written consent of L3.

14.
Executive Breach.  Executive agrees that in the event Executive breaches any of Executive’s obligations under Paragraphs 9, 10, 11, 12 or 13 of this Agreement, L3 shall have no further obligation to provide any outstanding payments or benefits pursuant to Paragraph 6, above, and shall be entitled to recover all amounts paid pursuant to Paragraph 6 and to obtain all other remedies (including but not limited to injunctive relief) provided by law or equity; provided, however, that Executive’s obligations under the Agreement shall remain in full force and effect.

15.
Jurisdiction.  Executive agrees that if Executive violates this Agreement and particularly the provisions of Paragraphs 9, 10, 11, 12 or 13, L3 will suffer irreparable harm.  Executive therefore agrees that in the event of any action arising under or related to this Agreement, including but not limited to enforcement of this Agreement by means of a temporary injunction and/or other appropriate equitable relief, Executive consents to the jurisdiction of any state or federal court sitting in New York, New York and Executive waives, and agrees not to assert, as a defense in any such action or proceeding, that Executive was not subject thereto or that venue is improper for lack of residence, inconvenient forum or otherwise inappropriate. Executive agrees that service of process may be made upon Executive by certified mail at Executive’s address last known to L3.  The Parties waive their right to a jury trial in all proceedings arising under this Agreement.

16.
Reasonable Assistance.  Executive agrees to reasonably cooperate with L3 in assisting with the transition of business matters of L3, including ongoing or completed transactions, which Executive was involved in or had obtained knowledge of as an employee of L3.  Executive further agrees to reasonably cooperate with any internal L3 investigations or investigations by any law enforcement or Governmental Entity and in any litigation arising from or related to Executive’s former employment at L3.  Such cooperation shall include attending meetings as reasonably needed with company or government officials, and if involved in litigation or other proceedings, trial and deposition or other appearances, and providing truthful testimony.  L3 shall take into consideration Executive’s business and personal commitments in requesting and scheduling Executive’s cooperation and assistance.  L3 shall reimburse Executive for reasonable out-of-pocket expenses incurred in connection with Executive’s cooperation and assistance, including reasonable legal fees incurred in the event of a conflict of interest between Executive and L3.

17.
No Further Obligations.  Executive understands and agrees that L3’s obligations set forth in this Agreement, which Executive is not otherwise entitled to, are in lieu of any and all other amounts to which Executive might be, is now, or may become entitled to receive from L3 or any Released Parties upon any claim whatsoever and, without limiting the generality of the foregoing, Executive expressly waives any claim to employment or reinstatement to employment, payment for salary, wages, back pay, front pay, interest, bonuses (whether pursuant to L3’s annual incentive or MIB bonus plan or otherwise), contributions to or vesting in any employee benefit plans, profit sharing and/or equity generally, damages, accrued vacation, accrued sick leave, medical benefits, life insurance benefits, overtime, severance pay and attorneys’ fees or costs, except for those expressly provided for in this Agreement and except for post-employment rights, if any, that Executive may be entitled to under any of L3’s insurance policies or benefit plans and in accordance with their terms.

18.
ADEA Release.  Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act (“ADEA”) and that this waiver and release is knowing and voluntary.  Executive acknowledges that the consideration given for this Agreement is in addition to anything of value to which Executive is already entitled.  Executive further acknowledges that Executive has been advised by this writing that: (i) Executive should consult with an attorney prior to executing this Agreement; (ii) Executive has up to twenty-one (21) days from the date hereof to consider this Agreement and the General Release attached as Exhibit A, and Executive will have the twenty-one (21) days ending on January 31, 2018 within which to consider the General Release attached as Exhibit B, although Executive may, at Executive’s discretion, sign and return the appropriate release at any time within such applicable twenty-one (21) day period, in which case Executive waives all rights to the balance of the applicable review period; (iii) Executive has seven (7) days following Executive’s execution of this Agreement and General Release to revoke the Agreement and General Release (the “Revocation Period”); (iv) this Agreement, including the ADEA waiver, shall not be effective until the Revocation Period has expired; and (v) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.  Executive agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original 21-day consideration period provided in this paragraph.  Executive acknowledges that if Executive has not returned the signed Agreement and General Release within the time permitted, then the offer of payments and benefits set forth herein will expire by its own terms at such time. Executive also recognizes that revocation of this Agreement must be in writing and must be delivered to the L3 Corporate Vice President of Human Resources, by certified mail or courier service (signature of receipt required).

19.
Effective Date.  This Agreement shall not become effective until the eighth (8th) day following the date on which Executive signs this Agreement and General Release (the “Effective Date”), provided Executive has not revoked the Agreement and General Release, and Executive acknowledges that no payments or benefits shall be due, owing or paid by or on behalf of L3 unless and until this Agreement becomes effective.

20.
Miscellaneous.  L3 represents that the officer signing this Agreement has the authority to bind the entity on whose behalf Executive is signing to the provisions of this Agreement.  This Agreement shall be binding upon and inure to the benefit of (i) L3’s successors and assigns, including any merged or successor entities, and (ii) Executive’s heirs.  By entering into this Agreement, neither L3 nor Executive admits, and specifically denies, any liability, wrongdoing or violation of any law, statute, regulation or policy, and it is expressly understood and agreed that this Agreement is being entered into solely for the purpose of amicably resolving all matters in controversy of any kind whatsoever concerning Executive’s employment and retirement from that employment.  In the event of Executive’s death or “disability” (as defined in the 2017 RSU Agreement) prior to the Retirement Date, Executive shall be deemed to have terminated employment with L3 as of the date of his death or disability and shall cease to be entitled to receive any further payments or benefits pursuant to the terms of this Agreement (although Executive and/or his beneficiaries, as applicable, shall remain entitled to receive any death or disability payments or benefits that Executive is entitled to receive pursuant to the terms of any applicable L3 employee benefit plans, equity and incentive grants, or agreements as then in effect).

21.
Complete Agreement.  Executive acknowledges that, except as expressly set forth herein, this Agreement constitutes the entire agreement between Executive and L3 concerning Executive’s employment and Executive’s retirement, and supersedes all prior and contemporaneous oral and written agreements, understandings and representations, including any oral promises made by anyone at L3.  This Agreement may not be modified or changed except by written instrument executed by both Parties.

22.
Choice of Law; Severability.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflict of law principles.  If any provision in this Agreement is held by a court of competent authority to be invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included.  In the event that any provision of this Agreement is found by a court of competent authority to be more restrictive than permitted by applicable law, such provision shall be limited to the extent permitted by law.

Dated: November 8, 2017	/s/ Michael T. Strianese
Michael T. Strianese

Dated: November 8, 2017	L3 Technologies, Inc.

	By:	/s/ Kevin L. Weiss

Name: Kevin L. Weiss

Title: Vice President, Human Resources

EXHIBIT A

GENERAL RELEASE

L3 Technologies, Inc. (hereinafter, “L3”) and Michael T. Strianese (hereinafter “Executive” or the “Releasor”) have entered into a confidential Retirement Agreement (the “Agreement”) dated as of November 8, 2017 concerning the terms and conditions of Executive’s employment and retirement from employment.  Executive has agreed to execute this General Release.  This General Release and the Agreement shall be considered together as one document.

In consideration for Executive’s signing (and not revoking during the Revocation Period provided for in the Agreement) this General Release, L3 will provide Executive with the payments and other benefits and obligations described in the Agreement on the terms set forth therein.  These benefits are available to Executive only as consideration for timely signing (and not revoking) the Agreement and General Release.

Executive, for and in consideration of the payments and other obligations contained in Paragraphs 6.a. and 6.b. of the Agreement, and for other good and valuable consideration, hereby releases, waives and forever discharges, and by this General Release does release, waive and forever discharge, L3, including any successors and assigns, subsidiaries, affiliates, related entities, and their respective officers, directors, stockholders, employees, benefit plan administrators and trustees, agents, attorneys, insurers, representatives, affiliates, successors and assigns (collectively, the “Released Parties”) of and from any and all claims, debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits or causes whatsoever, whether known or unknown, of every kind and nature whatsoever, which may heretofore have existed or which may now exist, arising from Executive’s employment with L3, Executive’s retirement from that employment or otherwise, which Executive ever had or now has upon or by reason of any matter, cause or thing, up to and including the day on which Executive signs this General Release.  Executive agrees that this General Release constitutes a full, complete and knowing waiver and release of all such claims, whether arising under common law, policy, contract (whether oral or written, express or implied), tort law or any other local, state or federal law, regulation or ordinance.   Such released claims include, but are not limited to, all claims or causes of action for discrimination, defamation, libel, personal injury or property damage claims, as well as those arising under the Fair Labor Standards Act, the Employee Retirement  Income Security Act of 1974, Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, Sections 1981 through 1988 of Title 42 of the United States Code, the Age Discrimination in Employment Act of 1967, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Occupational Safety and Health Act of 1970, the New York Human Rights Law, the New York Executive Law, the Administrative Code of the City of New York, the New York Labor Law, and all other federal, state and local laws (including the common law) of any type or description relating to employment matters, arising out of or derivative from Executive’s employment with L3, Executive’s retirement from employment with L3 or otherwise.

This release of claims includes, but is not limited to, Executive’s waiver and release of any right or claim that Executive may have or assert to compensation, wages, overtime, back pay, reinstatement or re-employment, profit sharing and/or equity generally, bonuses, benefits of any kind or any nature arising or derivative from Executive’s employment with L3, Executive’s retirement from employment with L3, or otherwise, including but not limited to those arising in tort, contract or any statute.  This General Release is not intended to affect Executive’s rights, if any, to post-termination benefits to which Executive may be entitled under L3 benefit plans and in accordance with their terms; Executive’s rights under the Agreement; Executive’s rights to indemnification, contribution, advancement or defense pursuant to and in accordance with L3’s by-laws, articles of incorporation or liability insurance policies, or applicable law; or claims that cannot be waived as a matter of law.

By signing this Agreement and General Release, Executive acknowledges that Executive has relied entirely upon Executive’s own judgment, and that Executive has had the opportunity to consult with legal, financial and other personal advisors of Executive’s own choosing in assessing whether to execute this Agreement and General Release.  Executive represents and warrants that no representation, statement, promise, inducement, threat or suggestion has been made by L3 or any other Released Parties to influence Executive to sign this Agreement and General Release except such statements as are expressly set forth herein.  Executive understands that by signing this Agreement and General Release, Executive is releasing L3 of all claims against it.  Executive has read this Agreement and General Release and understands its terms, Executive has been given a reasonable period of time to consider its terms and effect and to ask any questions Executive may have, and Executive voluntarily agrees to the terms of this Agreement and General Release.

IN WITNESS WHEREOF, the RELEASOR has hereunto set the RELEASOR’s hand and seal the 8th day of November , 2017.

/s/ Michael T. Strianese
Michael T. Strianese

STATE OF	)
: ss.:
COUNTY OF	)

On November 8, 2017, before me personally came Michael T. Strianese, to me known and known to me to be the individual described herein, and who executed the foregoing General Release, and duly acknowledged to me that Executive executed the same.

/s/ Sunina Rupchand
Notary Public

EXHIBIT B

GENERAL RELEASE

L3 Technologies, Inc. (hereinafter, “L3”) and Michael T. Strianese (hereinafter “Executive” or the “Releasor”) have entered into a confidential Retirement Agreement (the “Agreement”) dated as of November 8, 2017 concerning the terms and conditions of Executive’s employment and retirement from employment.  Executive has agreed to execute this General Release.  This General Release and the Agreement shall be considered together as one document.

In consideration for Executive’s signing (and not revoking during the Revocation Period provided for below) this General Release, L3 will provide Executive with the payments and other benefits and obligations described in the Agreement on the terms set forth therein.  These benefits are available to Executive only as consideration for timely signing (and not revoking) this General Release.

Executive, for and in consideration of the payments and other obligations contained in Paragraph 6.c. of the Agreement, and for other good and valuable consideration, hereby releases, waives and forever discharges, and by this General Release does release, waive and forever discharge, L3, including any successors and assigns, subsidiaries, affiliates, related entities,  and their respective officers, directors, stockholders, employees, benefit plan administrators and trustees, agents, attorneys, insurers, representatives, affiliates, successors and assigns (collectively, the “Released Parties”) of and from any and all claims, debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits or causes whatsoever, whether known or unknown, of every kind and nature whatsoever, which may heretofore have existed or which may now exist, arising from Executive’s employment with L3, Executive’s retirement from that employment or otherwise, which Executive ever had or now has upon or by reason of any matter, cause or thing, up to and including the day on which Executive signs this General Release.  Executive agrees that this General Release constitutes a full, complete and knowing waiver and release of all such claims, whether arising under common law, policy, contract (whether oral or written, express or implied), tort law or any other local, state or federal law, regulation or ordinance.   Such released claims include, but are not limited to, all claims or causes of action for discrimination, defamation, libel, personal injury or property damage claims, as well as those arising under the Fair Labor Standards Act, the Employee Retirement  Income Security Act of 1974, Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, Sections 1981 through 1988 of Title 42 of the United States Code, the Age Discrimination in Employment Act of 1967, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Occupational Safety and Health Act of 1970, the New York Human Rights Law, the New York Executive Law, the Administrative Code of the City of New York, the New York Labor Law, and all other federal, state and local laws (including the common law) of any type or description relating to employment matters, arising out of or derivative from Executive’s employment with L3, Executive’s retirement from employment with L3 or otherwise.

This release of claims includes, but is not limited to, Executive’s waiver and release of any right or claim that Executive may have or assert to compensation, wages, overtime, back pay, reinstatement or re-employment, profit sharing and/or equity generally, bonuses, benefits of any kind or any nature arising or derivative from Executive’s employment with L3, Executive’s retirement from employment with L3, or otherwise, including but not limited to those arising in tort, contract or any statute.  This General Release is not intended to affect Executive’s rights, if any, to post-termination benefits to which Executive may be entitled under L3 benefit plans and in accordance with their terms; Executive’s rights under the Agreement; Executive’s rights to indemnification, contribution, advancement or defense pursuant to and in accordance with L3’s by-laws, articles of incorporation or liability insurance policies, or applicable law; or claims that cannot be waived as a matter of law.

Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act (“ADEA”) and that this waiver and release is knowing and voluntary.  Executive acknowledges that the consideration given for this General Release is in addition to anything of value to which Executive is already entitled.  Executive further acknowledges that Executive has been advised by this writing that: (i) Executive should consult with an attorney prior to executing this General Release; (ii) Executive has the twenty-one (21) days ending on January 31, 2018 within which to consider this General Release, although Executive may, at Executive’s discretion, sign and return the General Release at any time within such twenty-one (21) day period, in which case Executive waives all rights to the balance of this twenty-one (21) day review period; (iii) Executive has seven (7) days following Executive’s execution of this General Release to revoke this General Release (the “Revocation Period”); (iv) this General Release, including the ADEA waiver, shall not be effective until the Revocation Period has expired; and (v) nothing in the Agreement or the General Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.  Executive acknowledges that if Executive has not returned the signed General Release within the time permitted, then the offer of payments and benefits set forth in Paragraphs 6 of the Agreement will expire by its own terms at such time.  Executive also recognizes that revocation of this General Release must be in writing and must be delivered to  the L3 Corporate Vice President of Human Resources, by certified mail or courier service (signature of receipt required).

This General Release shall not become effective until the eighth (8th) day following the date on which Executive signs this General Release (the “Exhibit B Effective Date”), provided Executive has not revoked this General Release, and Executive acknowledges that no payments or benefits under Paragraph 6.c. of the Agreement shall be due, owing or paid by or on behalf of L3 unless and until this General Release becomes effective.

With the exception of any of the claims, complaints or communications described in Paragraph 9.d. of the Agreement, Executive represents and warrants that Executive has not instituted any action, complaint, charge, arbitration or any similar proceeding against L3 or the Released Parties based upon any conduct up to and including the date of this General Release.  Executive further represents and warrants that Executive has complied and will continue to comply with the terms of the Agreement, including but not limited to Paragraphs 9 through 14 thereof, and also that Executive has returned to L3 all of its property, equipment, credit cards, documents and records, including materials generated or collected by Executive during the course of Executive’s employment and including Confidential Information, all of which are the property of L3.

By signing this General Release, Executive acknowledges that Executive has relied entirely upon Executive’s own judgment, and that Executive has had the opportunity to consult with legal, financial and other personal advisors of Executive’s own choosing in assessing whether to execute this General Release.  Executive represents and warrants that no representation, statement, promise, inducement, threat or suggestion has been made by L3 or any other Released Parties to influence Executive to sign this General Release except such statements as are expressly set forth herein.  Executive understands that by signing this General Release, Executive is releasing L3 of all claims against it.  Executive has read this General Release and understands its terms, Executive has been given a reasonable period of time to consider its terms and effect and to ask any questions Executive may have, and Executive voluntarily agrees to the terms of this General Release.

IN WITNESS WHEREOF, the RELEASOR has hereunto set the RELEASOR’s hand and seal the ____ day of January, 2018.

Michael T. Strianese

STATE OF	)
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COUNTY OF	)

On January  ___, 2018, before me personally came Michael T. Strianese, to me known and known to me to be the individual described herein, and who executed the foregoing General Release, and duly acknowledged to me that Executive executed the same.

Notary Public